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                                                                 EXHIBIT 16.1



Securities Exchange Commission
Washington, D.C. 20549


Gentlemen:

We were previously the independent accountants for Prism Financial Corporation and on March 27, 1998, we reported on the consolidated balance sheet of Prism Financial Corporation and subsidiaries as of December 31, 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the two year period then ended. In November 1998, we were dismissed as independent accountants of Prism Financial Corporation. We have read the statements included under the caption "Change In Independent Auditors" in the Registration Statement on Form S-1 (No. 333-74883) filed by Prism Financial Corporation, and we agree with such statements, except we are not in a position to agree or disagree with the Company's statement that the change was approved by the Board of Directors.


                                                  /s/ McGLADREY & PULLEN, LLP


Schaumburg, Illinois
April 27, 1999